EXHIBIT 99.1

                       PRESS RELEASE DATED AUGUST 9, 2005


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                              BRINX RESOURCES, LTD.
              820 Piedra Vista Road NE, Albuquerque, NM 87123-1954
               Corporate Office: 505.291.0158 ~ Fax: 505.291.0158

NEWS RELEASE                                                    AUGUST 9, 2005

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                  BRINX RESOURCES LTD., ANNOUNCES NEW PRESIDENT

Brinx Resources Ltd., (OTCBB:BNXR) (the "Company") is pleased to announce the appointment of a new President, Mr. Leroy Halterman effective immediately. Mr. Ken Cabianca has resigned his position as president but will remain as a director of the company. The company will establish its new headquarters in Albuquerque, New Mexico.

Mr. Halterman brings a broad background of oil, gas and mining expertise to Brinx Resources. He is a graduate of Missouri School of Mines and holds a BS degree in geology. He has over 37 years of experience and is a registered geologist in Wyoming and a licensed geologist in Texas. He has been employed by Gulf Oil Corporation, Phillips Petroleum and Energy Reserves Group as well as several public and private firms.

His broad experience has allowed him to perform mineral appraisals under United States government standards for numerous entities including the United States Park Service and the United States Department of Justice. Twenty-seven years of Mr. Halterman's experience has been in management positions where he has administered multimillion-dollar budgets for exploration, development, and operations.

"I'm very excited by the opportunity to guide Brinx Resources as it establishes itself as an aggressive competitor in the oil and gas sector," said Mr. Halterman, President. "I have every intention of assembling an expert team and the capital required at this early, high-growth stage of its development."

Brinx Resources Ltd. is exploring opportunities in the oil and gas sector.


Mr. Leroy Halterman,
PRESIDENT

CONTACT:
Leroy Halterman
Ph:  505.291.0158
BRINXRESOURCE@AOL.COM



The Company relies upon the Safe Harbor Laws of 1993, 1934, and 1995 for all public news releases. The Company has no official gas or oil reserves at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. Statements which are not historical facts are forward-looking statements. The Company makes


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forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.